St. James Investment Company

Code of Ethics and Related Procedures

Dated 11/1/2010
Code of Ethics

The Investment Advisers Act of 1940 (“The Act”) imposes a fiduciary duty on investment advisers.  As a fiduciary, St. James Investment Company has a duty of utmost good faith to act solely in the best interests of our clients.  Our clients entrust us with their money and financial future, which in turn places a high standard on our conduct and integrity.  Our fiduciary duty compels all employees to act with the utmost integrity in all of our dealings.  This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all of our dealings with our clients.

Standards of Conduct

This Code of Ethics consists of the following core principles:

1)	The interests of clients will be placed ahead of the firm’s or any employee’s own investment interests.

2)
Employees are expected to conduct their personal securities transactions in accordance with the firm’s Personal Trading Policy and will strive to avoid any actual or perceived conflict of interest with the client.  Employees with questions regarding the appearance of a conflict with a client should consult with the Chief Compliance Officer (“CCO”) before taking action that may result in an actual conflict.

3)	Employees will not take inappropriate advantage of their position within the firm.

4)	Employees are expected to act in the best interest of each of our clients.

5)
Employees are expected to comply with federal securities laws. Strict adherence to these policies and other policies and procedures of the firm will assist the employee in complying with this important requirement.

As part of the required standards of conduct, supervised persons are not permitted, in any connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a)	To defraud such client in any manner;

b)	To mislead such client, including by making a statement that omits material facts;

c)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d)	To engage in any manipulative practice with respect to such client; or

e)	To engage in any manipulative practice with respect to securities, including price manipulation.

As a fiduciary, St. James Investment Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

Conflicts of Interest

Conflicts Among Client Interests.  Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts compensated solely differently, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons).  Favoritism of one group of clients over another is prohibited under the code.

Competing with Client Trades. The code prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Disclosure of Personal Interest.  Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person.  This designated person for St. James Investment Company shall be the Chief Compliance Officer.  If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Confidentiality

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former) or prospective clients is confidential.

All information about clients must be kept in strict confidence, including the client’s identity (unless the client consents), the client’s financial situation, the client’s security holdings, and advice furnished to the client by the firm.

Protection of Material Nonpublic Information

As more fully discussed within our Privacy Policy, supervised persons are expected to exercise diligence and care in maintaining and protecting our clients’ nonpublic, confidential information.

Supervised persons are also expected not to divulge information regarding St. James Investment Company’s securities recommendations or client securities holdings to any individual outside of the firm, except:

1)	As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

2)	As necessary to maintain or service a client or his/her account;

3)
With various service providers providing administrative functions for St. James Investment Company (such as our technology service provider), only after we have entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

4)	As permitted by law.

Personal Conduct

As noted above, supervised persons are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with our clients.  In this spirit, the following are required of supervised persons:

1)
Acceptance of Gifts:  Supervised persons are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value from any person of entity doing business with St. James Investment Company.  This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose. (De minimis is described as $100.)

2)
Charitable Contributions:  The FINRA and the New York Stock Exchange have jointly issued guidance on the solicitation of substantial charitable contributions by customer representatives acting in a fiduciary capacity.  FINRA Notice to Members 06-21 (May 2006); NYSE Information Memo 06-27 (May 3, 2006).  The guidance addresses the conflict that arises when employees of a customer acting in a fiduciary capacity (e.g., employees of an investment company, pension fund or investment manager) solicit substantial charitable contributions from members with whom they conduct or intend to conduct business.

The FINRA and NYSE have encouraged their respective members to establish written procedures concerning their charitable giving.  While the SEC has not adopted any regulation or provided other guidance specific to charitable contributions, SJIC has established this policy and procedures to monitor potential conflicts of interest that may arise when giving or soliciting charitable donations.

SJIC Employees are strictly prohibited from soliciting charitable contributions from broker-dealers or other third-parties who provide, or seek to provide, services to the Firm or its clients, regardless of intent.  Donations by SJIC or its Employees to charities with the intention of influencing such charities or their sponsors or affiliates to become clients are also prohibited.  Any Employee who wishes to make a charitable contribution to a client, potential client, or a charity affiliated with such client must make such contribution on behalf of SJIC.

Prior to making any charitable contribution on behalf of SJIC, the Employee shall provide a description of the charity, nature of any business relationship with the charity and intended donation to the CCO.  The CCO will approve or deny the contribution as applicable.  A record will be kept of each charitable contribution in the financial statements of SJIC.

3)
Service as Director for an Outside Company:  Employees may be granted approval from the CCO to serve as directors, trustees or officers of outside organizations.  These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions.  Employees may also receive compensation for such activities.

At certain times, SJIC may determine that it is in its clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. However, service with organizations outside of SJIC can raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between SJIC and the outside organization, and that the Employee does not communicate such information to other Employees in violation of the information barrier.

Similarly, SJIC may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Employee should not be involved in the decision to retain or hire the outside organization.

Employees are prohibited from engaging in such outside activities without the prior written approval from the CCO.  Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

4)
Outside Business Interests: Any employee wishing to engage in business activities outside of St. James Investment Company’s business must first seek approval from the CCO and, if requested, provide periodic reports to the CCO summarizing those outside business activities.

5)
Dealings with Government and Industry Regulators:  SJIC’s policy forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter.  This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances.  This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies.  Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries brought by or against SJIC.  Employees are expected, if requested, to provide SJIC with reasonable assistance, including, but not limited to, meeting or consulting with SJIC and its representatives, reviewing documents, analyzing facts and appearing or testifying as witnesses or interviewees or otherwise.

6)
Employee Involvement in Litigation or Proceedings:  Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

7)
Annual Employee Acknowledgement:  New employees must acknowledge they have read and they understand and agree to comply with this Code of Ethics and Personal Trading Policy.  All employees are required to acknowledge as such annually in connection with the firm’s annual policy acknowledgement process.

Personal Trading Policy

A.  Matters to Consider Before an Employee Places a Trade

1)	Whether the amount or nature of the transaction will affect the price or market for the security;

2)	Whether the employee will benefit from purchases or sales being made for any client;

3)	Whether the transaction is likely to harm any client; and

4)	Whether there is an appearance or suggestion of impropriety.

Personal Trading Restrictions

Supervised persons are expected to purchase or sell a security for their personal accounts only after trading of that same security has been completed in client accounts.  However, trades may be executed in a block trade with client accounts and if the trade receives the same price execution as the client.  Personal accounts of the employee include all accounts for family members living within the employee’s household and accounts over which the employer has authority even though the account owner does not live within the same household as the employee.

•	Any employee contemplating a trade to the contrary must consult via email with the CCO before conducting the personal trade.

•
It is the employee’s responsibility to know which securities are being traded by the firm.  The employee should consult with the CCO to determine whether a security is an appropriate purchase by the employee.

B.  Initial Public Offerings and Private Placements

All supervised persons are required to obtain approval from the CCO before investing in an initial public offering (“IPO”) or a private placement, defined as an equity position within a non-public company.  The CCO will obtain approval from the President before investing in an IPO or private placement.

C.  Reports of Personal Securities

Access persons are required to report securities transactions and holdings for all accounts in which the employee has a direct or indirect beneficial ownership interest.  This includes personal securities information of any family member living within the same household as the employee.

Quarterly Report

Each employee must submit to the CCO a quarterly report of personal securities transactions in which the employee had a direct or indirect beneficial ownership interest, as discussed above.  This quarterly report is due 30 calendar days following each calendar quarter-end, and the report should be submitted using the form found in Section 2.  Alternatively, access persons may submit copies of brokerage statements which contain the same information found in Section 1.

Security information to be included on this quarterly transaction report is as follows:

▪	Trade Date

▪	Security Name

▪	Security Identification information, including as appropriate: ticker symbol or CUSIP number, interest rate and maturity date

▪	Number of Shares or Par

▪	Type of Transaction (Purchase, Sale or Other)

▪	Price

▪	Principal Amount

▪	Broker Name

▪	Account Number

▪	Date of Report

An employee is not required to submit a separate report of quarterly transactions if St. James Investment Company is in receipt of that employee’s brokerage statements or trade confirmations within 30 days following quarter-end (whether provided directly by the broker-dealer or the employee) and those statements or confirms provide all required information noted above.  Securities not required to be reported may be found at Acceptable Personal Trades below.

Access persons are not required to report transactions on the quarterly transaction report affected through an automatic investment plan.  Further, all holdings of automatic investment plans must be reported as described in Holdings Report below.  Additional security transactions not required to be reported may be found at Acceptable Personal Trades below.

Each employee is also required to report any new accounts that were opened in which any securities were held during the quarter for the direct or indirect benefit of the employee.  The report will include:

▪	The name of the broker-dealer or bank with whom the employee established the account;

▪	The date the account was established; and

▪	The date the report is submitted by the employee.

Holdings Report

Within 10 days of becoming an employee of St. James Investment Company, such persons are required to provide a report of all personal securities holdings to the CCO.  The report must reflect holdings information as of a date no more than 45 days prior to the employment date of the employee.

Initial reports must be submitted within 15 days of receipt of these procedures.

In addition, all access persons are required to provide a report of all personal securities holdings to the CCO on an annual basis (defined as once every 12 months).  The report must reflect holdings information as of a date no more than 45 days prior to the date the annual report is submitted.  Access persons should use the form found at Section 1 to report personal holdings.  However, providing copies of brokerage statements reflecting all personal holdings information is an acceptable means of reporting.

Information to be included on this holdings report is as follows:

▪	Security Name

▪	Ticker Symbol or CUSIP number

▪	Number of Shares or Par

▪	Principal Amount

▪	Broker or Bank Name

▪	Account Number

▪	Date of Report

An employee is not required to submit a separate report of personal holdings if St. James Investment Company has receipt of that employee’s brokerage statements or trade confirmations (whether provided directly by the broker-dealer or the employee), and the statements identify all of the employee’s holdings.

Security holdings not required to be reported may be found at Acceptable Personal Trades below.

D.  Acceptable Personal Trades

The following forms of securities may be freely held or traded by access persons, without regard to the Personal Trading Restrictions described above or the reporting requirements described in Reports of Personal Securities above.  For these reasons, the following securities are considered safest from a regulatory perspective for an employee to purchase, sell, or hold – both from the firm and employee’s perspective.  Access persons are therefore encouraged to conduct their personal transactions within the following types of acceptable securities:

1)
Shares of open-end mutual funds not managed by St. James Investment Company (note: trades in closed-end mutual funds or exchange traded funds must follow the Personal Trading Restrictions requirements described above);

2)	Shares of any money market fund;

3)	Direct obligations of the United States Government; and

4)	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt.

Firm Review of Personal Transaction Reports

The CCO will generally consider the following factors when reviewing reportable security holdings and transactions or approvals by supervised persons to purchase IPOs or private placements.

•	Whether the investment opportunity should be directed to a client’s account;

•	Whether the amount or nature of the transaction affected the price or market for the security;

•	Whether the employee benefited from purchases or sales being made for clients;

•	Whether the transaction harmed any client; and

•	Whether the transaction has the appearance of impropriety.

Brian Mark will review the CCO’s quarterly transaction report.  In no case should an employee review his/her own report.

Record Keeping Requirements

St. James Investment Company will keep the following records regarding this Code of Ethics and Personal Trading Policy:

•	Historic copies of this Code of Ethics and Personal Trading Policy;

•	Historic listings of all supervised persons subject to this Code of Ethics and Personal Trading Policy;

•	Supervised persons’ written acknowledgements of receipt of the Code of Ethics and Personal Trading Policy;

•	Violations of the Code of Ethics and Personal Trading Policy, and records of action taken as a result of the violations;

•	All personal transaction reports made by and/or copies of brokerage confirmations and statements; and

•	Documented approvals of IPOs and private placements, as well as documentation of the reasons St. James Investment Company approved such transaction.

Code of Ethics and Personal Trading Policy Violations

All supervised persons are required to report promptly any violation of this policy to the CCO (including the discovery of any violation committed by another employee).   Examples of items that should be reported include but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Personal Trading Policy.  Such violations will be reported to the President on a timely basis.

Supervised persons are encouraged to report any violations or apparent violations.  Such reports by supervised persons will not be viewed negatively by firm management, even if the reportable event, upon further review, is determined to not be a violation and CCO and/or President determined the employee reported such apparent violation in good faith.

Record Keeping Policy

Advisers are subject to extensive record keeping requirements.  Most records must be maintained for a minimum of two years in St. James Investment Company’s home office and three additional years in an easily accessible place, for a total of five years.  Certain records must be maintained for the life of the Firm.

The following shall be maintained in a readily accessible place:

•	A copy of each code that has been in effect at any time during the last five years;

•	A record of any violation of the code and any action taken as a result of such violation of for five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the code and amendments for each person who is currently, or within the past five years was, a supervised person;

o	These records must be kept for five years after the individual ceases to be a supervised person of the firm.

•	Holdings and transaction reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who currently, or within the past five years, were access persons;

o	A list of investment personnel shall also be maintained.

•
A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

•	A record of any decisions and supporting reasons that grant supervised persons or access persons a waiver from or exception to the code.

Administration and Enforcement of the Code

Training and Education

St. James Investment Company has designated the Chief Compliance Office of the firm as the individual responsible for training and educating supervised persons regarding the code.  Training will occur periodically and all supervised persons are required to attend any training and read all applicable materials.

Annual Review

The Chief Compliance Officer must review at least annually the adequacy of the current code as well as the effectiveness of its implementation.  This report should be delivered to senior management including the President.  All material violations should be brought to the attention of senior management as well, in a timely manner.

Sanctions

Violations of the code may result in disciplinary action against the supervised person.  The disciplinary action may be whatever the Chief Compliance Officer and/or President deem appropriate given the situation, and may include a written warning; fines, disgorgement, suspension, demotion, or termination of employment.  Violations may also be referred to civil or criminal authorities where appropriate.

The Code Covers These Employees

The code covers all “supervised persons.”  In addition, a subset of these supervised persons, known as “access persons” must comply with specific reporting requirements.

Supervised persons include:

•	Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);

•	Employees of the adviser; and

•	Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Access persons include any supervised person who:

•
Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

•	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

Because the firm’s primary business is providing investment advice, all of the firm’s directors, officers and partners are presumed to be access persons.

Family members.  For purposes of personal securities reporting requirements, terms such as “employee,” “account,” “supervised person,” and “access person” are defined to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust). Personal securities reporting requirements do not include other individuals living in the employee’s household but employees should be cognizant of the confidentiality of the business of the adviser.  Information should not be shared with others in their circle of home, friends or family.

St. James Investment Company

Annual Reporting Forms – Employee Securities Accounts

Employee _______________________________________________ (Print Name)

Information submitted current as of __________________________ (Date)

In accordance with St. James Investment Company’s Code of Ethics, please provide a list of all securities accounts in which you have a beneficial interest.  Note that this includes accounts of immediate family members living in your household.

Name of Broker, Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the securities accounts in which I have a beneficial interest.

Employee Signature                                                                                                Date

St. James Investment Company

Annual Reporting Forms – Employee Securities Holdings

In accordance with St. James Investment Company’s Code of Ethics, please provide a list of all securities in which you have a beneficial interest.  This includes reportable securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares (if applicable)	Security Name	Type (e.g., equity; Fixed income)	Ticker or CUSIP (if applicable)	Principal Amount (if applicable)

Attach additional sheets as necessary.

I certify that this form fully discloses all of the securities in which I have a beneficial interest.  Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities contained in this report.

Employee Signature                                                                                                Date

Reviewed by:  __________________________

Date of Review: ________________________

Exception(s) Noted:       ____No                                                                      ___Yes

If Yes, Describe: ________________________

St. James Investment Company
Quarterly Reporting Form

Personal Securities Transactions

Employee:  _________________________                    Quarter _____   Year_________

In accordance with St. James Investment Company’s Code of Ethics, please provide a list of all securities in which you have a beneficial interest.  This includes reportable securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares (if applicable)	Security Name	Type (e.g., equity; Fixed income)	Ticker or CUSIP (if applicable)	Principal Amount (if applicable)

Attach additional sheets as necessary.

Did you open any new accounts in which securities were held during the quarter?    ____ yes  ____no

If Yes, please list: __________________________ / _____________ / _____________ / _____________
     Account Name                                                                Acct #                                    Custodian    Date Opened

Employee Signature:  _______________________________    Date:  _____________________

Reviewed by:  __________________________

Date of Review: ________________________

Exception(s) Noted:       ____No                                                                      ___Yes

If Yes, Describe: ________________________

St. James Investment Company

Initial Reporting Form – Employee Securities Accounts

Employee _______________________________________________ (Print Name)

Information submitted current as of __________________________ (Date)

In accordance with St. James Investment Company’s Code of Ethics, please provide a list of all securities accounts in which you have a beneficial interest.  Note that this includes accounts of immediate family members living in your household.

Name of Broker, Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the securities accounts in which I have a beneficial interest.

Employee Signature                                                                                                Date

St. James Investment Company

Initial Reporting Form – Employee Securities Holdings

In accordance with St. James Investment Company’s Code of Ethics, please provide a list of all securities in which you have a beneficial interest.  This includes reportable securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares (if applicable)	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if applicable)	Principal Amount (if applicable)

Attach additional sheets as necessary.

I certify that this form fully discloses all of the reportable securities in which I have a beneficial interest.  Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities contained in this report.

Employee Signature                                                                                                Date

Reviewed by:  __________________________

Date of Review: ________________________

Exception(s) Noted:       ____No                                                                 ____Yes

If Yes, Describe: ________________________

Receipt of the Code of Ethics and Related Procedures

This is to acknowledge my receipt of the Code of Ethics for St. James Investment Company dated 11/1/2010.  I have read the procedures and have had all my questions relating to these answered by the Chief Compliance Officer of our firm, or the designated person.

I also acknowledge my understanding of these procedures and that I will take all necessary steps to implement them into my daily activities immediately.  I understand the severity of the requirements and also understand that failure to follow these will result in disciplinary sanctions being taken against me.

I have also disclosed any possible Conflicts of Interest that I am aware of to the Chief Compliance Officer and will provide the initial portfolio holdings report (for access persons only) with quarterly reports following as required.

Employee Name

Employee’s Signature

Date

This form must be signed and returned to the Chief Compliance Officer